Exhibit 23.4

CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Don A. Turkleson, hereby consent to be named as a person about to become a director of Cheniere Energy Partners LP Holdings, LLC in this Registration Statement on Form S-1 and related prospectus.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 7th day of October, 2013.

/s/ Don A. Turkleson
Don A. Turkleson